                                                                  Exhibit 99.1

[Plug Power Logo Appears Here]

                                    NEWS RELEASE

For Immediate Release               Contacts:
August 2, 2000                      William H. Largent
                                    Chief Financial Officer

                                    Mark A. Sperry
                                    Chief Marketing Officer
                                    Telephone: (518) 782-7700


PLUG POWER INC. REPORTS SECOND QUARTER RESULTS; EXECUTES AMENDMENT TO DISTRIBUTION AGREEMENT WITH GE

August 2, 2000 - Latham, N.Y. - Plug Power Inc. (NASDAQ:PLUG), today reported that revenues for the second quarter of 2000 were $2.4 million as compared to $2.0 million for the second quarter ended June 30,1999. Net loss for the second quarter of 2000 was $18.0 million, or $0.42 loss per diluted share, as compared to $8.6 million, or $0.37 diluted loss per share, for the second quarter ended June 30, 1999.

Weighted average shares outstanding for the quarter ended June 30, 2000 increased to 43.2 million shares from 23.5 million at June 30, 1999. This increase was primarily as a result of our October 1999 initial public offering of 6.8 million shares of common stock and the issuance of 9.2 million shares of common stock as a result of the exercise of outstanding warrants and other purchase rights at the time of the initial public offering.

The company recently completed an amendment to its distribution agreement with GE Fuel Cell Systems that defines product specifications and delivery schedules for pre-commercial and commercial model introductions. The new agreement allows GE to extend the existing 10-year agreement by an additional 5 years.

"We are pleased to have an agreement in place that reflects the current expectations for product specifications and delivery schedules for grid independent and grid parallel products," said Barry Glickman, President of GE Fuel Cell Systems. "The new agreement provides a solid basis for continued collaboration between GE and Plug Power and will enhance GE Fuel Cell Systems' ongoing efforts to develop global product distribution and servicing partnerships."

GE Fuel Cell Systems continues to see very strong interest in the Plug Power product with a number of agreements complete or in final document negotiations covering distributors in the US, Europe, Japan, and the Middle East, plus several additional deals at the letter of intent stage.
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In moving toward its goal of being the first company to have a million fuel cell systems powering homes and buildings, Plug Power announced that it built 61 pre-commercial systems in the first half of 2000. At the end of the second quarter, Plug Power had 27 field test systems fueled by natural gas providing power to homes and other buildings. These field systems, combined with others installed in Plug Power's R&D facilities, have accumulated over 47,000 hours of run time during the first six months of 2000. Based on the progress being made, the company has adjusted its year 2000 manufacturing schedule to 125 systems.

Plug Power continues to advance development in the especially challenging fuel processing area. To date, Plug Power has built over 100 fuel cell systems using its own Gastec fuel processor proprietary technology. The fuel processor is the part of the fuel cell system that extracts hydrogen from an available fuel - such as natural gas or propane, and passes it along to the fuel stack where electricity is electrochemically generated. During the second quarter, Plug Power began testing on the first two of its fourth generation fuel processors in their labs in Latham, NY and The Netherlands. This fourth generation design is expected to meet the commercial specifications called for in the new Plug Power-GE agreement.

The company's financial position remains strong, with $122M in unrestricted cash available as of June 30, 2000. As previously stated, the company expects to raise additional capital before the end of 2001. These additional funds will be used to complete the product development effort and begin production of the first commercial product. The company is now estimating that it will have full commercial product availability during the first half of 2002 and does not expect any significant sales to GE before this commercial launch date. Given the revised product introduction schedule, the company believes it will not achieve 100,000 unit manufacturing volumes until after 2003 and operating losses will continue beyond 2003.

Plug Power has scheduled a conference call on August 2 at 11:00 AM (EST) to review its second quarter 2000 results. Interested parties are invited to participate. To listen to the conference call, please call (913)-981-4901. A playback on our investor relations page will be available on the Plug Power web site after 5:00 PM on August 2. Please send any questions related to the financial results to investorrelations@plugpower.com or call Steven Zenker, Director of Investor Relations at 518-782-7700 extension 1248.

See the attached financial highlights for the second quarter 2000. For more information on Plug Power visit our web site at hhtp://www.plugpower.com.

Plug Power is a leading U.S. designer and developer of on-site, electricity generation systems utilizing proton exchange membrane fuel cells for residential applications. Since being founded in 1997, the Latham, N.Y.- based company has grown from 22 to over 500 employees. Plug Power's strategic partners and investors include DTE Energy Company, Michigan's largest electricity utility; Mechanical Technology Incorporated, an early developer for fuel cell technologies; General


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Electric Company, one of the world's leading suppliers of power generation technology and energy services; and Sempra Energy subsidiary, Southern California Gas Company, the largest U.S. natural gas distribution company.

                                      ###

This press release may include statements which are not historical facts and are considered "forward- looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Plug Power's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Plug Power's expectations, and Plug Power expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Plug Power's fuel cell systems, (ii) competitive factors, such as price competition and new product introductions, (iii) the cost and availability of products, (iv) the fourth generation reformer design meeting Plug Power's commercial specifications, (v) the cost of complying with current governmental regulations, (vi) unanticipated expenses or delays in resolving Year 2000 computer issues by either Plug Power or those with whom Plug Power does business, and (vii) other factors detailed from time to time in Plug Power's filings with the Securities and Exchange Commission.


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Plug Power Inc.
Condensed Consolidated Balance Sheets


                                                                           (Unaudited)
                                                                             June 30,             December 31,
Assets                                                                         2000                   1999
--------------------------------------------------------------------   ----------------       ----------------
Current assets:
  Cash and cash equivalents                                                $110,797,623           $171,496,286
  Restricted cash                                                               275,000                275,000
  Marketable securities                                                      11,242,180                      -
  Accounts receivable                                                         4,632,854              5,212,943
  Inventory                                                                   2,606,335                304,711
  Prepaid development costs                                                   2,166,667                      -
  Other current assets                                                          466,898                124,380
                                                                           ------------           ------------
    Total current assets                                                    132,187,557            177,413,320

Restricted cash                                                               5,600,274              5,600,274
Property, plant and equipment, net                                           28,747,562             23,333,791
Intangible assets                                                             8,505,528                      -
Investment in affiliates                                                     11,142,696              9,778,250
Prepaid development costs                                                     4,208,333                      -
                                                                           ------------           ------------
  Total assets                                                             $190,391,950           $216,125,635
                                                                           ============           ============

Liabilities and Stockholders' Equity
--------------------------------------------------------------------
Current liabilities:
  Accounts payable                                                         $  4,543,264           $  4,644,496
  Accrued expenses and other currrent liabilities                             5,572,483              3,557,301
                                                                           ------------           ------------
    Total current liabilities                                                10,115,747              8,201,797

Long-term debt and other liabilities                                          6,366,818              6,517,304
                                                                           ------------           ------------
  Total liabilities                                                          16,482,565             14,719,101

Stockholders' equity                                                        173,909,385            201,406,534
                                                                           ------------           ------------
  Total liabilities and stockholders' equity                               $190,391,950           $216,125,635
                                                                           ============           ============


Plug Power Inc.
Condensed Consolidated Statements of Operations

                                                   Three Months Ended June 30,                     Six Months Ended June 30,
                                                   ------------------------------            -----------------------------------
                                                       2000               1999                    2000                   1999
                                                   -----------        -----------            -----------             -----------
Contract revenue                                  $  2,417,764        $ 1,957,778           $  5,350,557            $  3,695,535
Cost of contract revenue                             3,491,553          2,934,430              7,390,300               5,117,834
                                                  ------------        -----------           ------------            ------------
  Loss on contracts                                 (1,073,789)          (976,652)            (2,039,743)             (1,422,299)

In-process research and development                          -                  -              4,984,000                       -
Research and development expense                    16,932,662          4,799,472             28,376,834               7,780,246
General and administrative expense                   1,696,570          2,670,636              3,253,000               5,599,736
Interest expense                                        59,145                  -                154,615                       -
                                                  ------------        -----------           ------------            ------------
  Operating loss                                   (19,762,166)        (8,446,760)           (38,808,192)            (14,802,281)

Interest income                                      2,184,312            174,283              4,492,478                 218,033
                                                  ------------        -----------           ------------            ------------
Loss before equity in losses of affiliate          (17,577,854)        (8,272,477)           (34,315,714)            (14,584,248)

Equity in losses of affiliate                         (455,304)          (312,948)              (963,304)               (500,448)
                                                  ------------        -----------           ------------            ------------
Net loss                                          $(18,033,158)       $(8,585,425)          $(35,279,018)           $(15,084,696)
                                                  ============        ===========           ============            ============

Loss per share - basic and diluted                     $ (0.42)           $ (0.37)               $ (0.82)                $ (0.71)
                                                  ============        ===========           ============            ============

Weighted average number of shares outstanding       43,151,810         23,468,613             43,053,998              21,299,034
                                                  ============        ===========           ============            ============